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EXHIBIT 99(c)


                                HECHINGER COMPANY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

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
                                                                                   JULY 4, 1998           JULY 5, 1997
                                                                                    (40 WEEKS)             (39 WEEKS)
                                                                                  -------------------------------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net loss                                                                        $     (53,521)          $    (31,445)
Adjustments to reconcile net loss to net cash used in
    operating activities:
    Store closing and restructuring expenditures                                      (25,435)               (10,837)
    Depreciation and amortization                                                      38,103                 40,756
    Gain on redemption of 5-1/2% Convertible Subordinated Debentures                   (5,257)                     -
    Amortization of deferred debt issuance costs                                        3,527                  1,889
    Deferred rent                                                                       2,693                    545
    Other                                                                                 201                  3,256

CHANGES IN OPERATING ASSETS AND LIABILITIES
Merchandise inventories                                                                16,359                 32,822
Other current assets                                                                  (11,516)                23,294
Accounts payable and accrued expenses                                                 (46,663)               (82,342)
Due to/from affiliates                                                                 (5,224)                     -
Other                                                                                     272                      -
                                                                                -------------------------------------
NET CASH FLOWS USED IN OPERATING ACTIVITIES                                           (86,461)               (22,062)
                                                                                -------------------------------------

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Proceeds from sale of assets held for sale                                             54,424                  1,788
Proceeds from surrender of corporate owned life insurance                              18,304                      -
Purchase of net assets from BSQ                                                       (19,322)                     -
Property, furniture, equipment and other asset additions                               (2,378)               (24,580)
Other                                                                                   3,798                  2,360
                                                                                -------------------------------------
NET CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES                                     54,826                (20,432)
                                                                                -------------------------------------

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from revolving credit facility                                               419,125                360,809
Payments on revolving credit facility                                                (421,095)              (359,534)
Contributed capital                                                                    25,000                      -
Payments on redemption of 5-1/2% Convertible Subordinated Debentures                   (4,845)                     -
Other                                                                                  (3,652)                 5,561
                                                                                -------------------------------------
NET CASH FLOWS FROM FINANCING ACTIVITIES                                               14,533                  6,836
                                                                                -------------------------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                                 (17,102)               (35,658)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                       87,215                 76,817
                                                                                -------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                      $      70,113           $     41,159
                                                                                =====================================

SUPPLEMENTAL INFORMATION
    Cash payments for income taxes                                              $       2,994           $      1,401
    Cash payments for interest                                                  $      57,489           $     33,490

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See notes to condensed consolidated financial statements.